THE SOMERSET GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
                                            Nine Months Ended   Year Ended

                                            September 30,     December 31,
                                                 1997      1996      1996
Cash flows from operating activities:
  Net income                                1,686,000  1,404,000  2,039,000
  Add (deduct) items not affecting cash:
     Depreciation and amortization             91,000     36,000     67,000
     Deferred income taxes                    805,000    441,000    896,000
     Equity in earnings of First Indiana   (2,715,000)(2,012,000) 3,002,000)
     Dividends received from First Indiana C  814,000    761,000  1,015,000
     Other, net                                            6,000     15,000
     Changes in operating assets and liabilities:
       Accounts, notes, and other receivable   84,000    650,000  1,029,000
       Prepaid expenses                       (18,000)   (40,000)   (10,000)
       Accounts payable and accrued expenses  (38,000)  (318,000)  (473,000)
       Accrued and refundable income taxes   (120,000)  (155,000)  (175,000)

Net cash provided by operating activities     589,000    773,000  1,401,000

Cash flows from investing activities:
  Purchase of property, plant and equipment   (69,000)  (101,000)   (89,000)
  Payment for purchase of One Investment Corp (73,000)(1,415,000)(1,415,000)
  Decrease in notes receivable and other ass   71,000    254,000     31,000
  (Increase) decrease in short-term investme (487,000) 2,414,000  2,470,000

Net cash (used) provided by investing activi (558,000) 1,152,000    997,000

Cash flows from financing activities:
  Principal payments on long-term borrowings     --   (2,500,000)(2,500,000)
  Proceeds from reissue of treasury shares    252,000    109,000    109,000
  Purchase of treasury shares                (449,000)  (237,000)  (237,000)
  Cash dividends paid                        (462,000)  (409,000)  (409,000)

Net cash (used) provided by financing act    (659,000)(3,037,000)(3,037,000)

(Decrease) increase in cash and cash equival (628,000)(1,112,000)  (639,000)

Cash and cash equivalents at begin of period1,060,000  1,699,000  1,699,000

Cash and cash equivalents at end of period   $432,000   $587,000  1,060,000
                                              =======    =======   ========
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See accompanying Notes to Consolidated Financial Statements